UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): March 6, 2018

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 6, 2018, Hanger, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the various financial institutions party thereto as lenders and issuers, and Bank of America, N.A., as agent.

The Credit Agreement provides for (i) a revolving credit facility with an initial maximum aggregate amount of availability of $100 million that matures in March 2023 and (ii) a $505 million term loan facility due in quarterly principal installments commencing June 29, 2018, with all remaining outstanding principal due at maturity in March 2025. Availability under the revolving credit facility is reduced by outstanding letters of credit, which were approximately $5.93 million as of March 6, 2018. The Company may (a) increase the aggregate principal amount of any outstanding tranche of term loans or add one or more additional tranches of term loans under the loan documents, and/or (b) increase the aggregate principal amount of revolving commitments or add one or more additional revolving loan facilities under the loan documents by an aggregate amount of up to the sum of (1) $125 million and (2) an amount such that, after giving effect to such incurrences of such amount (but excluding the cash proceeds of such incremental facilities and certain other indebtedness, and treating all commitments in respect of revolving indebtedness as fully drawn), the consolidated first lien net leverage ratio is equal to or less than 3.80 to 1.00, if certain conditions are satisfied, including the absence of a default or an event of default under the Credit Agreement at the time of the increase and that the Company obtains the consent of each lender providing any incremental facility. On March 6, 2018, the Company borrowed $505 million under the term loan facility. The Company did not have any borrowings under the revolving credit facility as of March 6, 2018.

Proceeds from the borrowings under the Credit Agreement were used in part to repay in full all previously existing Company loans under (i) the Credit Agreement, dated as of June 17, 2013, by and among the Company, various lenders from time to time party thereto, and Bank of America, N.A., as agent, as amended, restated, supplemented or otherwise modified from time to time, and (ii) the Credit Agreement, dated as of August 1, 2016, by and among the Company, various lenders from time to time party thereto, and Wilmington Trust, National Association, as agent, as amended, restated, supplemented or otherwise modified from time to time.  Proceeds were also used to pay various transaction costs and expenses and accrued and unpaid interest and expenses.  The Company expects that the remainder of the proceeds will be used to provide ongoing working capital and capital for other general corporate purposes of the Company and its subsidiaries.

The Company’s obligations under the Credit Agreement are currently guaranteed by certain of its domestic subsidiaries and will from time to time be guaranteed by, subject to certain exceptions, any domestic subsidiaries that may become material in the future. Subject to certain exceptions, the Credit Agreement is secured by first-priority perfected liens and security interests in substantially all of the personal property of the Company and each subsidiary guarantor.

Borrowings under the Credit Agreement bear interest at a variable rate equal to (i) LIBOR plus a specified margin, or (ii) the base rate (which is the highest of (a) Bank of America, N.A.’s prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin; provided, however, that, in each case, such margins shall be increased by 0.25% per annum if the Company’s audited financial statements for the fiscal year ending December 31, 2017 are not delivered to the lenders on or prior to July 1, 2018 and filed with the U.S. Securities and Exchange Commission (the “SEC”) within five business days after such delivery, with such increase to remain in effect until the first business day following the date upon which the Company has both delivered such audited financial statements to the lenders and filed the same with the SEC.

The Company must also pay (i) an unused commitment fee ranging from 0.375% to 0.500% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement, and (ii) a per annum fee equal to (a) for each performance standby letter of credit outstanding under the Credit Agreement with respect to nonfinancial contractual obligations, 50% of the applicable margin over LIBOR under the revolving credit facility in effect from time to time multiplied by the daily amount available to be drawn under such letter of credit, and (b) for each other letter of credit outstanding under the Credit Agreement, the applicable margin over LIBOR under the revolving credit facility in effect from time to time multiplied by the daily amount available to be drawn for such letter of credit.

The Credit Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments and pay dividends and other distributions. The Credit Agreement includes the following financial covenants applicable for so long as any revolving loans and/or revolving commitments remain outstanding under the Credit Agreement: (i) a maximum consolidated first lien net leverage ratio (defined as, with certain adjustments and exclusions, the ratio of the Company’s consolidated first-lien indebtedness to consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”) for the most recently ended period of four fiscal quarters for which financial statements are available) of 5.00 to 1.00 for the fiscal quarters ended June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019; 4.75 to 1.00 for the fiscal quarters ended June 30, 2019, September 30, 2019, December 31, 2019 and March 31, 2020; 4.50 to 1.00 for the fiscal quarters ended June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021; 4.25 to 1.00 for the fiscal quarters ended June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022; and 3.75 to 1.00 for the fiscal quarter ended June 30, 2022 and the last day of each fiscal quarter thereafter; and (ii) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of the Company’s EBITDA to the Company’s consolidated interest expense to the extent paid or payable in cash) of 2.75 to 1.00 as of the last day of any fiscal quarter.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable; provided, however, that the occurrence of an event of default as a result of a breach of a financial covenant under the Credit Agreement does not constitute a default or event of default with respect to any term facility under the Credit Agreement unless and until the required revolving lenders shall have terminated their revolving commitments and declared all amounts outstanding under the revolving credit facility to be due and payable. In addition, if the Company or any subsidiary guarantor becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable. Loans outstanding under the Credit Agreement will bear interest at a rate of 2.00% per annum in excess of the otherwise applicable rate (i) upon acceleration of such loans, (ii) while a payment event of default exists or (iii) upon the lenders’ request, during the continuance of any other event of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01                                           Regulation FD Disclosure.

On March 6, 2018, the Company issued a press release announcing its entry into the Credit Agreement, which is furnished as Exhibit 99.1 and incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

(4.1)	Credit Agreement, dated as of March 6, 2018, by and among Hanger, Inc., the various financial institutions party thereto as lenders and issuers, and Bank of America, N.A., as agent.

(99.1)	Hanger, Inc. Press Release issued March 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: March 6, 2018